Exhibit 4.27

WARRANT TO PURCHASE COMMON SHARES IN THE CAPITAL

OF ADHEREX TECHNOLOGIES INC.

(amalgamated under the Canada Business Corporations Act)

Warrant No.: W-	Ottawa, Ontario
May 20, 2004

This certifies that, for value received, [                    ] (the “Holder”) is entitled to purchase from Adherex Technologies Inc., a corporation amalgamated under the Canada Business Corporations Act (the “Company”), up to [                    ] ([                    ]) fully paid and non-assessable common shares (the “Common Shares”) in the capital of the Company at an exercise price of CDN $0.70 per Common Share (the “Exercise Price”), subject to adjustment as herein provided. This Warrant may be exercised by Holder at any time on or before 5:00 pm (Ottawa time) (the “Expiry Time”) on May 20, 2007 (the “Expiry Date”) after which Expiry Time on the Expiry Date all rights under this Warrant shall terminate and be of no further force or effect.

This Warrant is subject to the following provisions, terms and conditions:

1.	Exercise of Warrant.

(a) Exercise for Cash. The rights represented by this Warrant may be exercised by the Holder, in whole or in part (but not as to a fractional Common Share), at any time prior to the Expiry Time on the Expiry Date, by the surrender of this Warrant (properly endorsed, if required, at the Company’s principal office in Ottawa, Ontario, or such other office or agency of the Company as the Company may designate by notice in writing to the Holder at the address of such Holder appearing on the books of the Company at any time within the period above named), and upon payment to it by certified cheque, bank draft, wire transfer or cash of the purchase price for such Common Shares. The Company agrees that the Common Shares so purchased shall have been and are hereby deemed to be issued to the Holder as the record owner of such Common Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such Common Shares as aforesaid (the “Exercise Date”). Certificates for the Common Shares so purchased shall be delivered to the Holder within a reasonable time, not exceeding three (3) business days, after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of Common Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder within such time. The Company may require that any such new Warrant or any certificate for Common Shares purchased upon the exercise hereof bear legends substantially similar to those, if any, contained on the face of this Warrant.

(b) Cashless Exercise. Upon receipt of a notice of cashless exercise, the Company shall deliver to the Holder (without payment by the Holder of any exercise price) that number of Common Shares that is equal to the quotient obtained by dividing (x) the value of that portion of the Warrant exercised on the date that the Warrant shall have been surrendered (determined by subtracting the aggregate Exercise Price for the Common Shares in effect on the Exercise Date from the aggregate Current Market Price (as defined in section 5(g)) for the Common Shares) by (y) the Current Market Price. A notice of “cashless exercise” shall state the number of Common Shares as to which the Warrant is being exercised.

2. Transferability of this Warrant. This Warrant is issued upon the following terms, to which the Holder consents and agrees:

(a) Until this Warrant is transferred on the books of the Company, the Company will, and shall be entitled to, treat the Holder of this Warrant registered as such on the books of the Company as the absolute owner hereof for all purposes without being affected by any notice to the contrary.

(b) This Warrant may not be exercised, and this Warrant and the Common Shares underlying this Warrant shall not be transferable, except in compliance with all applicable provincial, state and federal securities laws, regulations and orders, and with all other applicable laws, regulations and orders.

3. Certain Covenants of the Company. The Company covenants and agrees that all Common Shares which may be issued upon the exercise of the rights represented by this Warrant, upon issuance and full payment for the Common Shares so purchased, will be duly authorized and issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue hereof, except those that may be created by or imposed upon the Holder or its property. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, free of preemptive or other rights, for the exclusive purpose of issue upon exercise of the rights evidenced by this Warrant, a sufficient number of Common Shares to provide for the exercise of the rights represented by this Warrant.

4. Adjustment of Exercise Price and Number of Common Shares. The Exercise Price (and the number of Common Shares purchasable upon exercise in the case of paragraphs 4(a) and 4(b)), shall be subject to adjustment from time to time in the events and in the manner provided as follows:

(a) Common Share Reorganization. If and whenever at any time after the date hereof and prior to the Expiry Time on the Expiry Date the Company shall:

(i) issue Common Shares or securities exchangeable for or convertible into Common Shares to holders of all or substantially all of its then outstanding Common Shares by way of stock dividend or other distribution other than an issue of Common Shares to holders of Common Shares who exercise an option to receive dividends in shares in lieu of receiving dividends paid in the ordinary course, or

(ii) subdivide, redivide or change its outstanding Common Shares into a greater number of Common Shares, or

(iii) consolidate, reduce or combine its outstanding Common Shares into a lesser number of Common Shares,

(any of such events in subparagraphs 4(a)(i), 4(a)(ii)and 4(a)(iii) being a “Common Share Reorganization”), then the Exercise Price shall be adjusted as of the effective date or record date, as the case may be, at which the holders of Common Shares are determined for the purpose of the Common Share Reorganization by multiplying the Exercise Price in effect immediately prior to such effective date or record date by a fraction, the numerator of which shall be the number of Common Shares outstanding on such effective date or record date immediately before giving effect to such Common Share Reorganization and the denominator of which shall be the number of Common Shares outstanding as of the effective date or record date immediately after giving effect to such Common Share Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had such securities been fully exchanged for or converted into Common Shares on such record date or effective date). From and after any adjustment of the Exercise Price pursuant to this paragraph 4(a), the number of Common Shares purchasable pursuant to this Warrant Certificate shall be adjusted contemporaneously with the adjustment of the Exercise Price by multiplying the number of Common Shares then otherwise purchasable on the exercise thereof by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to the adjustment and the denominator of which shall be the Exercise Price resulting from such adjustment.

(b)	Rights Offering. If and whenever at any time after the date hereof and prior to the Expiry Time on the Expiry Date the Company shall fix a record date for the issue of rights, options or warrants to all or substantially all of the holders of Common Shares under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issue (“Rights Period”), to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares at a price per share to the holder of less than 95% of the Current Market Price (as defined in paragraph 5(g) below) for the Common Shares on such record date (any of such events being called a “Rights Offering”), then the Exercise Price shall be adjusted effective immediately after the end of the Rights Period to a price determined by multiplying the Exercise Price in effect immediately prior to the end of the Rights Period by a fraction:

(i)	the numerator of which shall be the aggregate of:

(1)	the number of Common Shares outstanding as of the record date for the Rights Offering, and

(2)	a number determined by dividing either

(A) the product of the number of Common Shares issued or subscribed for during the Rights Period and the price at which such Common Shares are offered,

or, as the case may be,

(B) the product of the exchange or conversion price per share of such securities offered and the number of Common Shares for or into which the securities so offered pursuant to the Rights Offering have been exchanged or converted during the Rights Period, by the Current Market Price of the Common Shares as of the record date for the Rights Offering; and

(ii) the denominator of which shall be the number of Common Shares outstanding after giving effect to the Rights Offering and including the number of Common Shares actually issued or subscribed for during the Rights Period upon exercise of the rights, warrants or options under the Rights Offering or upon the exercise of the exchange or conversion rights contained in such exchangeable or convertible securities under the Rights Offering.

If the Holder has exercised any of the Warrants during the period beginning immediately after the record date for a Rights Offering and ending on the last day of the Rights Period, the Holder shall, in addition to the Common Shares to which the Holder is otherwise entitled upon such exercise of the Warrant herein, be entitled to that number of additional Common Shares equal to the result obtained when the difference, if any, resulting from the subtraction of the Exercise Price as adjusted for such Rights Offering pursuant to this paragraph 4(b)

from the Exercise Price in effect immediately prior to the end of such Rights Offering is multiplied by the number of Common Shares purchased upon exercise of the Warrants held by such Holder during such period, and the resulting product is divided by the Exercise Price as adjusted for such Rights Offering pursuant to this paragraph 4(b); provided that the provisions of clause 8 shall be applicable to any fractional interest in a Common Share to which such Holder might otherwise be entitled under the foregoing provisions of this paragraph 4(b). Such additional Common Shares shall be deemed to have been issued to the Holder immediately following the end of the Rights Period and a certificate for such additional Common Shares shall be delivered to such Holder within ten Business Days following the end of the Rights Period.

(c)	Special Distribution. If and whenever at any time after the date hereof and prior to the Expiry Time on the Expiry Date the Company shall issue or distribute to all or to substantially all the holders of the Common Shares:

(i) securities of the Company including rights, options or warrants to acquire shares of any class or securities exchangeable for or convertible into or exchangeable into any such shares or property or assets and including evidences of its indebtedness, or

(ii) any property or other assets,

and if such issuance or distribution does not constitute dividends paid in the ordinary course, a Common Share Reorganization or a Rights Offering (any of such non-excluded events being herein called a “Special Distribution”), the number of Common Shares to be issued by the Company under the Warrants shall, at the time of exercise, be appropriately adjusted and the Holder shall receive, in lieu of the number of Common Shares in respect of which the right is then being exercised, the aggregate number of Common Shares or other securities or property that the Holder would have been entitled to receive as a result of such event if, on the record date therefor, the Holder had been the registered holder of the number of Common Shares to which the Holder was theretofore entitled upon the exercise of the Warrants.

(d)	Capital Reorganization. If and whenever at any time after the date hereof and prior to the Expiry Time on the Expiry Date there shall be a reclassification of Common Shares at any time outstanding or a change of the Common Shares into other shares or into other securities (other than a Common Share Reorganization), or a consolidation, amalgamation, arrangement, merger or take-over of the Company with, into or by any other corporation or other entity (other than a consolidation, amalgamation, arrangement, merger or take-over which does not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other securities), or a transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or other entity (any of such events being herein called a “Capital Reorganization”), the Holder, where he has not exercised the right of subscription and purchase under this Warrant prior to the effective date of such Capital Reorganization, shall be entitled to receive, and shall accept upon the exercise of such right for the same aggregate consideration, in lieu of the number of Common Shares to which such Holder was theretofore entitled upon such exercise, the aggregate number of shares, other securities or other property which such Holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, he had been the registered holder of the number of Common Shares to which such Holder was theretofore entitled to subscribe for and purchase; provided however, that no such Capital Reorganization shall be carried into effect unless all necessary steps shall have been taken to so entitle the

Holder. If determined appropriate by the board of directors of the Company, acting reasonably and in good faith, and subject to the prior written approval of the Principal Exchange (as hereinafter defined) on which the Common Shares are then listed or quoted for trading, appropriate adjustments shall be made as a result of any such Capital Reorganization in the application of the provisions set forth in this clause 4 with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth in this clause 4 shall thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or other property thereafter deliverable upon the exercise of any Warrant. Any such adjustments shall be made by and set forth in terms and conditions supplemental hereto approved by the board of directors of the Company, acting reasonably and in good faith.

(e)	If and whenever at any time after the date hereof and prior to the Expiry Time on the Expiry Date, the Company takes any action affecting its Common Shares to which the foregoing provisions of this clause 4, in the opinion of the board of directors of the Company, acting reasonably and in good faith, are not strictly applicable, or if strictly applicable would not fairly adjust the rights of the Holder against dilution in accordance with the intent and purposes thereof, or would otherwise materially affect the rights of the Holder hereunder, then the Company shall execute and deliver to the Holder an amendment hereto providing for an adjustment in the application of such provisions so as to adjust such rights as aforesaid in such a manner as the board of directors of the Company may determine to be equitable in the circumstances, acting reasonably and in good faith. The failure of the taking of action by the board of directors of the Company to so provide for any adjustment on or prior to the effective date of any action or occurrence giving rise to such state of facts will be conclusive evidence that the board of directors has determined that it is equitable to make no adjustment in the circumstances.

5. Calculation Rules and Procedures. The following rules and procedures shall be applicable to the adjustments made pursuant to clause 4:

(a)	The adjustments provided for in clause 4 are cumulative, and shall, in the case of adjustments to the Exercise Price be computed to the nearest one-tenth of one cent and shall be made successively whenever an event referred to therein shall occur, subject to the following paragraphs of this clause 4.

(b)	No adjustment in the Exercise Price shall be required unless such adjustment would result in a change of at least 1% in the prevailing Exercise Price and no adjustment shall be made in the number of Common Shares purchasable upon exercise of this Warrant unless it would result in a change of at least one one-hundredth of a Common Share; provided, however, that any adjustments which, except for the provisions of this paragraph 5(b) would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment.

(c)	No adjustment in the Exercise Price or in the number of Common Shares purchasable upon exercise of Warrants shall be made in respect of any event described in clause 4, other than the events referred to in subparagraphs 4(a)(ii) and 4(a)(iii), if the Holder is entitled to participate in such event on the same terms, mutatis mutandis, as if the Holder had exercised its Warrants prior to or on the effective date or record date of such event. The terms of the participation of the Holder in such event shall be subject to the prior written approval of the Principal Exchange.

(d)	Notwithstanding any other provision hereof, no adjustment in the Exercise Price shall be made pursuant to this clause 5 in respect of the issue from time to time:

(i)	of Common Shares purchasable on exercise of the Warrants represented by this Warrant;

(ii)	of Common Shares, in the case where the Common Shares are listed or quoted for trading on the Principal Exchange, as dividends paid in the ordinary course to holders of Common Shares who exercise an option or election to receive substantially equivalent dividends in Common Shares in lieu of receiving a cash dividend pursuant to a dividend reinvestment plan or similar plan adopted by the Company in accordance with the requirements of such Principal Exchange and applicable securities laws; or

(iii)	of Common Shares, in the case where the Common Shares are listed or quoted for trading on the Principal Exchange, pursuant to any stock option, stock option plan, stock purchase plan or other benefit plan in force at the date hereof for directors, officers, employees, advisers or consultants of the Company, as such option or plan is amended or superseded from time to time in accordance with the requirements of the Principal Exchange and applicable securities laws, and such other benefit plans as may be adopted by the Company in accordance with the requirements of the Principal Exchange on which the Common Shares are then listed or quoted for trading and applicable securities laws;

and any such issue shall be deemed not to be a Common Share Reorganization or Capital Reorganization.

(e)	If the Company shall set a record date to determine the holders of the Common Shares for the purpose of entitling them to receive any dividend or distribution or any subscription or purchase rights and shall, thereafter and before the distribution to such shareholders of any such dividend, distribution or subscription or purchase rights, legally abandon its plan to pay or deliver such dividend, distribution or subscription or purchase rights, then no adjustment in the Exercise Price or the number of Common Shares purchasable upon exercise of any Warrant shall be required by reason of the setting of such record date.

(f)	As a condition precedent to the taking of any action which would require any adjustment in any of the rights pursuant to this Warrant, including the Exercise Price and the number or class of shares or other securities which are to be received upon the exercise thereof, the Company shall take all corporate action which may be necessary in order that the Company have unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the shares or other securities which the Holder of such Warrant is entitled to receive on the full exercise thereof in accordance with the provisions hereof.

(g)	For the purposes of this Warrant Certificate:

“Additional Stock Exchange” means, at any time, each stock exchange in Canada or the United States of America (other than the TSX) on which the Common Shares are listed for trading and on which at least 10% of the total volume of all Common Shares traded in the six months immediately preceding such time have been traded as determined by a nationally or internationally recognized independent investment dealer or investment banker selected by the board of directors of the Company for such purpose, acting reasonably;

“Alternative Trading System” means any trading or quotation system other than the TSX or an Additional Stock Exchange in respect of which trading prices and volumes are publicly accessible for Common Shares;

“Current Market Price” of a Common Share at any date shall be calculated as the price per share equal to the weighted average price at which the Common Shares have traded on the Principal Exchange on which the Common Shares are then listed or posted for trading during the 10 consecutive trading days immediately prior to such date as reported by such Principal Exchange. If the Common Shares are not then traded on a Principal Exchange, the Current Market Price of the Common Shares shall be the fair market value of the Common Shares as the same shall be determined in the good faith discretion of the Board of Directors of the Company, after full consideration of all factors then deemed relevant by such Board in establishing such value, including by way of illustration and not limitation, the per share purchase price of Common Share or price per security convertible into one Common Share of the most recent sale of Common Shares or securities convertible into Common Shares by the Company after the date hereof, all as evidenced by the vote of a majority of the directors then in office. For purposes of this definition, prices on any Additional Stock Exchange or Alternative Trading System (if such exchange or system is quoted in U.S. dollars) on any particular day will be converted to Canadian dollars on the basis of noon spot buying rates for wire transfers in U.S. dollars as announced by the Bank of Canada;

“Principal Exchange” means the TSX; or if the Common Shares are then also listed on any Additional Stock Exchange, means, out of the TSX and any such Additional Stock Exchange, the stock exchange on which the greatest number of Common Shares were traded in the immediately preceding six months; or if the Common Shares are not then listed on the TSX, means the Additional Stock Exchange on which the gratest number of Common Shares were traded in the immediately preceding six months or, if Common Shares are not then listed on any Additional Stock Exchange, means the Alternative Trading System on which the greatest number of Common Share were traded in the immediately preceding six months;

“TSX” means the Toronto Stock Exchange Inc. operating as the TSX.

(h)	In the absence of a resolution of the board of directors of the Company fixing a record date for any dividend or distribution referred to in subparagraph 4(a)(i) or any Rights Offering or Special Distribution, the Company shall be deemed to have fixed as the record date therefor the date on which such dividend or distribution is effected.

(i)	Any question that at any time or from time to time arises with respect to the amount of any adjustment to the Exercise Price or other adjustments pursuant to clause 4 shall be conclusively determined by a firm of independent chartered accountants, appointed by the Company and acceptable to the Holder, and shall be binding upon the Company and the Holder. Notwithstanding the foregoing, such determination shall be subject to the prior written approval of the Principal Exchange on which the Common Shares are then listed or quoted for trading. In the event that any such determination is made, the Company shall notify the Holder in the manner contemplated in clause 7 describing such determination.

6. Idem. On the happening of each and every such event set out in clause 4, the applicable provisions of this Warrant, including the Exercise Price, shall, ipso facto, be deemed to be amended accordingly and the Company shall take all necessary action so as to comply with such provisions as so amended. In any case in which clause 4 shall require that an adjustment shall be effective immediately after a record date for an event referred to herein, the Company may defer, until the occurrence of such an event:

(a)	issuing to the Holder of any Warrant exercised after such record date and before the occurrence of such event, the additional Common Shares issuable upon such exercise by reason of the adjustment required by such event, and

(b)	delivering to such Holder any distributions declared with respect to such additional Common Shares after such Exercise Date and before such event;

provided, however, that the Company shall deliver or cause to be delivered to such Holder, an appropriate instrument evidencing such Holder’s right, upon the occurrence of the event requiring the adjustment, to an adjustment in the Exercise Price or the number of Common Shares purchasable on the exercise of any Warrant and to such distributions declared with respect to any additional Common Shares issuable on the exercise of any Warrant.

7. Notice. At least 7 Business Days prior to the effective date or record date, as the case may be, of any event which requires or might require adjustment in any of the subscription rights pursuant to this Certificate, including the Exercise Price and the number of Common Shares which are purchasable upon the exercise thereof, or such longer period of notice as the Company shall be required to provide holders of Common Shares in respect of any such event, the Company shall notify the Holder of the particulars of such event and, if determinable, the required adjustment and the computation of such adjustment. In case any adjustment for which such notice has been given is not then determinable, the Company shall promptly after such adjustment is determinable notify the Holder of the adjustment and the computation of such adjustment. The Company shall obtain all necessary orders, consents or approvals for the issue and listing of the Common Shares to be issued upon the exercise of the Warrants represented hereby on the stock exchange or stock exchanges, if more than one, on which the Common Shares are then listed.

8. No Fractional Shares. The Company shall not be required to issue fractional Common Shares in satisfaction of its obligations hereunder. If any fractional interest in a Common Share would, except for the provisions of this clause 8, be deliverable upon the exercise of a Warrant, the Company shall in lieu of delivering the fractional Common Shares therefor satisfy the right to receive such fractional interest by payment to the Holder of such Warrant of an amount in cash equal (computed in the case of a fraction of a cent to the next lower cent) to the value of the right to acquire such fractional interest on the basis of the Current Market Price at the Exercise Date.

9. No Rights as Shareholders. This Warrant shall not entitle the Holder as such to any voting rights or other rights as a shareholder of the Company.

10. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

11. Amendments and Waivers. The provisions of this Warrant may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company agrees in writing and has obtained the written consent of the Holder.

12. Notices. All notices or communications hereunder, except as herein otherwise specifically provided, shall be in writing and if sent to the Holder shall be mailed, delivered, or telecopied and confirmed to the Holder at his or her address set forth on the records of the Company; or if sent to the Company shall be mailed, delivered, or telecopied and confirmed to the head office of the Company, or to such other address as the Company or the Holder shall notify the other as provided in this Section.

13. Loss, etc., of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

14. Currency. Unless otherwise specified, references to dollar amounts herein are to Canadian dollars.

15. Language. The parties hereto have expressly required that this agreement and all documents, agreements and notices related hereto be drafted in the English language. Les parties aux présentes ont expressément exigé que le présent contrat et tous les autres documents, conventions ou avis qui y sont afférents soient rédigés en langue anglaise.

16. Optional Purchases by the Corporation. Subject to compliance with applicable securities legislation, the Corporation may from time to time purchase by private contract or otherwise any of the Warrants. Any such purchase shall be made at the lowest price or prices at which, in the opinion of the directors, such Warrants are then obtainable, plus reasonable costs of purchase, and may be made in such manner, from such persons and on such other terms as the Corporation, in its sole discretion, may determine. Any Warrant Certificates representing the Warrants purchased pursuant to this section shall forthwith be delivered to and cancelled.

17. Meetings of Warrantholders

a) Right to Convene Meetings. The Corporation may at any time and from time to time, and shall on receipt of a written request of holders (the “Holders”) entitled to acquire in the aggregate not less than 25% of the aggregate number of Common Shares which could be acquired pursuant to all Warrants then unexercised and outstanding (a “Warrantholders’ Request”), convene a meeting of the Holders of Warrants.

b) Notice. At least fourteen (14) days’ prior notice of any meeting of Holders shall be given to the Holders and a copy of such notice shall be sent by mail to the Corporation (unless the meeting has been called by the Corporation). Such notice shall state the time when and the place where the meeting is to be held, shall state briefly the general nature of the business to be transacted thereat and shall contain such information as is reasonably necessary to enable the Holders to make a reasoned decision on the matter, but it shall not be necessary for any such notice to set out the terms of any resolution to be proposed or any of the provisions of this Section.

c) Chairman. An individual (who need not be a Holder) designated in writing by the Corporation shall be chairman of the meeting and if no individual is so designated, or if the individual so designated is not present within fifteen (15) minutes from the time fixed for the holding of the meeting, the Holders present in person or by proxy shall choose some individual present to be chairman.

d) Quorum. Subject to the provisions of Section 17(k), at any meeting of the Holders a quorum shall consist of Holders present in person or by proxy and entitled to purchase at least 25% of the aggregate number of Common Shares which could be acquired pursuant to all the then outstanding Warrants, provided that at least two persons entitled to vote whether as a Holder or as proxy for one or more absent Holders thereat are personally present. If a quorum of the Holders shall not be present within thirty (30) minutes from the time fixed for holding any meeting, the meeting shall be dissolved; but in any other case the meeting shall be adjourned to the same day in the next week (unless such day is not a business day, in which case it shall be adjourned to the next following business day) at the same time and place and a notice of the adjournment need be given. Any business may be brought before or dealt with at an adjourned meeting which might have been dealt with at the original meeting in accordance with the notice calling the same. No business shall be transacted at any meeting unless a quorum be present at the commencement of business. At the adjourned meeting the Holders present in person or by proxy shall form a quorum and may transact the business for which the meeting was originally convened, notwithstanding that they may not be entitled to acquire at least 25% of the aggregate number of Common Shares which may be acquired pursuant to all then unexercised and outstanding Warrants.

e) Power to Adjourn. The chairman of any meeting at which a quorum of the Holders is present may, with the consent of the meeting, adjourn any such meeting, and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

f) Show of Hands. Every question submitted to a meeting shall be decided in the first place by a majority of the votes given on a show of hands except that votes on an extraordinary resolution shall be given in the manner hereinafter provided. At any such meeting, unless a poll is duly demanded as herein provided, a declaration by the chairman that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact.

g) Poll and Voting. On every extraordinary resolution, and on any other question submitted to a meeting and after a vote by show of hands when demanded by the chairman or by one or more of the Holders, a poll shall be taken in such manner as the chairman shall direct. Questions other than those required to be determined by extraordinary resolution shall be decided by a majority of the votes cast on the poll. On a show of hands, every person who is present and entitled to vote, whether as a Holder or as proxy for one or more absent Holders, or both, shall have one vote. On a poll, each Holder present in person or represented by a proxy duly appointed by instrument in writing shall be entitled to one vote in respect of each whole Common Share which he is entitled to acquire pursuant to the Warrant or Warrants then held or represented by it. A proxy need not be a Holder. The chairman of any meeting shall be entitled, both on a show of hands and on a poll, to vote in respect of the Warrants, if any, held or represented by him.

h) Regulations. The Corporation may from time to time make and from time to time vary such regulations as it shall think fit for:

(i) the setting of the record date for a meeting for the purpose of determining Holders entitled to receive notice of and to vote at the meeting which record date is not more than 60 days before such meeting;

(ii) the deposit of voting certificates and instruments appointing proxies at such place and time as the Corporation or the Holders convening the meeting, as the case may be, may in the notice convening the meeting direct;

(iii) the deposit of voting certificates and instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxies to be mailed or telecopied before the meeting to the Corporation at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting;

(iv) the form of the instrument of proxy; and

(v) generally for the calling of meetings of Holders and the conduct of business thereat.

Any regulations so made shall be binding and effective and the votes given in accordance therewith shall be valid and shall be counted. Save as such regulations may provide, the only persons who shall be recognized at any meeting as a Holder, or be entitled to vote or be present at the meeting in respect thereof (subject to Section 17(i)), shall be Holders or their counsel, or proxies of Holders.

(i) Corporation May be Represented. The Corporation, by their respective directors, officers and employees and the counsel for the Corporation may attend any meeting of the Holders, but shall have no vote as such unless in their capacity as a Holder.

(j) Powers Exercisable by Extraordinary Resolution. In addition to all other powers conferred upon them by any other provisions of this Certificate or by law, the Holders at a meeting shall, subject to the provisions of Section 17(k), have the power, exercisable from time to time by extraordinary resolution:

(vi) to agree to any modification, abrogation, alteration, compromise or arrangement of the rights of Holders hereunder or on behalf of the Holders against the Corporation whether such rights arise under the Warrant Certificates or otherwise;

(vii) to amend, alter or repeal any extraordinary resolution previously passed or sanctioned by the Holders;

(viii) to enforce any of the covenants on the part of the Corporation contained in the Warrant Certificates or to enforce any of the rights of the Holders in any manner specified in such extraordinary resolution or to refrain from enforcing any such covenant or right;

(ix) to waive any default on the part of the Corporation in complying with any provisions of the Warrant Certificates either unconditionally or upon any conditions specified in such extraordinary resolution;

(x) to restrain any Holder from taking or instituting any suit, action or proceeding against the Corporation for the enforcement of any of the covenants on the part of the Corporation in the Warrant Certificates or to enforce any of the rights of the Holders;

(xi) to direct any Holder who, as such, has brought any suit, action or proceeding to stay or to discontinue or otherwise to deal with the same upon payment of the costs, charges and expenses reasonably and properly incurred by such Holder in connection therewith;

(xii) to assent to any change in or omission from the provisions contained in the Warrant Certificates or any ancillary or supplemental instrument which may be agreed to by the Corporation; and

(xiii) to assent to any compromise or arrangement with any creditor or creditors or any class or classes of creditors, whether secured or otherwise, and with holders of any shares or other securities of the Corporation.

(k) Meaning of Extraordinary Resolution. The expression “extraordinary resolution” when used in this Certificate means a resolution passed at a meeting of the holders of Warrants at which there are holders of Warrants present in person or represented by proxy representing at least 50% of the aggregate number of common shares which may be acquired pursuant to all the then unexercised and outstanding Warrants and passed by the affirmative vote of holders of Warrants representing not less than 66 2/3% of the aggregate number of Common Shares which may be acquired pursuant to all Warrants then unexercised and outstanding represented at the meeting, or rendered by instruments in writing signed by the holders entitled to purchase not less than 66 2/3% of the aggregate number of Common Shares which may be acquired pursuant to all Warrants then unexercised and outstanding.

(l) Powers Cumulative. Any one or more of the powers or any combination of the powers in this Warrant stated to be exercisable by the Holders by extraordinary resolution or otherwise may be exercised from time to time and the exercise of any one or more of such powers or any combination of powers from time to time shall not be deemed to exhaust the right of the Holders to exercise such power or powers or combination of powers then or thereafter from time to time.

(m) Instruments in Writing. All actions which may be taken and all powers that may be exercised by the Holders at a meeting held as provided in this Section may also be taken and exercised by Holders entitled to acquire at least 66 2/3% of the aggregate number of Common Shares which may be acquired pursuant to all the then unexercised and outstanding Warrants by an instrument in writing signed in one or more counterparts by such Holders in person or by attorney duly appointed in writing, and the expression “extraordinary resolution” when used in this Certificate shall include an instrument so signed.

(n) Binding Effect of Resolutions. Every resolution and every extraordinary resolution passed in accordance with the provisions of this Section at a meeting of Holders shall be binding upon all the Holders, whether present at or absent from such meeting, and every instrument in writing signed by Holders in accordance with Section 17(m) shall be binding upon all the Holders, whether signatories thereto or not, and each and every Holders shall be bound to give effect accordingly to every such resolution and instrument in writing.

18. Supplementary Certificates

a) Provision for Supplemental Certificate for Certain Purposes. From time to time the Corporation (when authorized by action of the directors), subject to the provisions hereof, and shall, when so directed in accordance with the provisions hereof, execute and deliver by their proper officers, indentures or instruments supplemental hereto, which thereafter shall form part hereof, for any one or more or all of the following purposes:

(i)	setting forth any adjustments resulting from the application of the provisions of Section 4;

(ii)	adding to the provisions hereof such additional covenants and enforcement provisions as, in the opinion of the Corporation’s counsel, are necessary or advisable in the premises, provided that, in Corporation’s counsel’s opinion, the same are not prejudicial to the interests of the Holders;

(iii)	giving effect to any extraordinary resolution passed as provided in Section 17;

(iv)	modifying any of the provisions of this Certificate, including relieving the Corporation from any of the obligations, conditions or restrictions herein contained, provided that such modification or relief shall be or become operative or effective only if, in the opinion of the Corporation’s counsel, such modification or relief in no way prejudices any of the rights of the Holders; and

(v)	for any other purpose not inconsistent with the terms of this Certificate, including the correction or rectification of any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions herein, provided that the rights of the Holders are in no way prejudiced thereby.

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IN WITNESS WHEREOF, Adherex Technologies Inc. has caused this Warrant to be signed by its duly authorized officer on the date set forth above.

ADHEREX TECHNOLOGIES INC.

By:
Its:	VICE-PRESIDENT, GENERAL COUNSEL AND
Corporate Secretary

SUBSCRIPTION FORM

To be signed only upon exercise of Warrant.

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                              common shares in the capital of Adherex Technologies Inc. (the “Shares”) to which such Warrant relates and herewith makes payment of CDN$                             therefor in cash, certified cheque, bank draft or wire transfer and requests that a certificate evidencing the Shares be delivered to,                                                  , the address for whom is set forth below the signature of the undersigned:

Dated:

(Signature)

(Address)

SUBSCRIPTION FORM FOR CASHLESS EXERCISE

To be signed only upon exercise of Warrant.

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                              common shares in the capital of Adherex Technologies Inc. (the “Shares”) to which such Warrant relates as determined pursuant to subsection (1)(b) of the Warrant and requests that a certificate evidencing the Shares be delivered to,                             , the address for whom is set forth below the signature of the undersigned:

Dated:

(Signature)

(Address)

ASSIGNMENT FORM

To be signed only upon authorized transfer of Warrant.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers unto                                                       the right to purchase common shares in the capital of Adherex Technologies Inc. to which the within Warrant relates and appoints                              attorney, to transfer said right on the books of                              with full power of substitution in the premises.

Dated:

(Signature)

(Address)